Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Marlys Knutson, 763-542-0533
marlys.knutson@polaris.com

Gwenne Henricks Appointed to Polaris Industries Inc. Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--July 23, 2015--Polaris Industries Inc. (NYSE: PII) appointed Gwenne Henricks to the Company’s Board of Directors on July 22, 2015. Ms. Henricks is Vice President of Product Development & Global Technology and Chief Technology Officer for Caterpillar Inc. Ms. Henricks joined Caterpillar in 1981, and during her thirty-four year career she has held numerous engineering and executive roles progressing in scope and complexity.

“We are very pleased to welcome Gwenne to our Board,” said Polaris Chairman and CEO Scott Wine. “During her exceptional career with Caterpillar, she has developed and mastered a range of skills that will be extremely valuable to Polaris’ ambitious global growth efforts. As technology integration becomes an increasingly important differentiator for many of our products, Gwenne’s background developing customer-vehicle interface software is very much in line with our efforts to create a connected rider. Gwenne also has experience building a global research and development organization, which aligns closely with our efforts to identify and meet the needs of underserved markets as we expand internationally. Gwenne’s counsel and guidance will be instrumental as we continue to strengthen and grow the Polaris brand.”

Ms. Henricks holds a B.S. in physics and Master of Science degree in electrical engineering, both from Bradley University. She also earned an M.B.A. from the University of Illinois. She serves on the Bradley University Engineering Advisory Committee, the South Dakota School of Mines & Technology Advisory Council, and the Conference Board’s Product and Services Development Council.

About Polaris®

Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.